Exhibit 10.1

FOURTH PURCHASE AGREEMENT AMENDMENT (RESTATED)

This Fourth Purchase Agreement Amendment (this “Amendment”) dated as of August 15, 2019, and restated September 20, 2019, is entered into by and between Tonogold Resources, Inc., a Delaware corporation (“Buyer”), and Comstock Mining Inc., a Nevada corporation (“Seller”).

WHEREAS, Seller and Buyer entered into that certain Option Agreement, dated October 3, 2017 (the “Option Agreement”);

WHEREAS, Seller and Buyer entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2019, as amended by the Purchase Agreement Amendment dated April 30, 2019, as amended by the Second Purchase Agreement Amendment dated May 22, 2019, as amended by the Third Purchase Agreement Amendment dated June 21, 2019, as amended by the Fourth Purchase Agreement Amendment dated August 15, 2019 (the “Purchase Agreement”); and

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.                  Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.1 Purchase and Sale of Membership Interests. Subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer, 100% of the membership interests of the Company (the “Membership Interests”), all of which are owned by Seller free and clear of any Liens, and restrictions on transfer, options, rights, calls, commitments, proxies or other contract or other rights (except with respect to restrictions on transfer imposed by federal and state securities laws and encumbrances securing the Debenture (as defined below). As used herein, “Lien” means any lien, security interest, charges, encumbrance, mortgage, pledge, security agreement, consignment or bailment for security purposes, reservation or exception, encroachment, purchase right, right of first refusal, adverse claim of any other person or entity or other encumbrance of any nature whatsoever.”

2.                  Amendment to Section 1.2. Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) In consideration of the sale of the Membership Interests and the agreements of Seller herein, Buyer shall pay Seller a total purchase price of $15,000,000 (the “Purchase Price”) of which:

(i) Buyer has made non-refundable cash deposits of $3,350,000 toward the Purchase Price prior to July 9, 2019, and Buyer has made a non-refundable deposit of $3,500,000 in the form of Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CP Shares”) of Buyer that was delivered to Seller on or about June 5, 2019; and

(ii) in consideration for Seller’s agreement to change the Termination Date to October 15, 2019, Buyer made additional non-refundable deposit of $575,000 and Buyer made a payment to Seller of $580,000 paid in the form of CP Shares which shall not apply to the Purchase Price; and

(iii) Buyer will make a payment of $3,625,000 on or before the Closing Date; and

(iv) the remainder of the Purchase Price, $3,950,000, will be deferred (the “Loan”) with terms and minimum payments as indicated below.

(v) In addition to the amounts indicated above, Buyer will make a cash reimbursement of approximately $125,000 for previously invoiced reimbursable June expenses no later than August 16, 2019, and will make a cash reimbursement of $222,234.25 for previously invoiced reimbursable July expenses (including past due interest) no later than September 18, 2019, and another cash reimbursement of $230,120.98 for previously invoiced reimbursable August expenses no later than September 20, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt, and Buyer shall also make a cash reimbursement payment of $482,500 to Seller for payments required for Northern Comstock LLC by September 20, 2019, and Buyer shall upon receipt of each monthly invoice from Seller be obligated to reimburse Seller for all reimbursement obligations surviving the termination of the Option Agreement, plus all interest payable by Seller under the Debenture from May 31, 2019, and thereafter, plus all amounts payable by Seller to Northern Comstock LLC (excluding, for purposes of clarity, the $482,500 referenced above that must be paid by September 20, 2019), plus amounts payable by Buyer under the Transaction Documents (which is defined hereunder to include the Agreement, the Deed of Trust, the NSR Royalty Agreement, the Lease Option Agreement, the Mineral Exploration and Mining Lease, and the Termination Agreement). All cash received by Seller from Buyer shall be applied first toward the reimbursement of outstanding invoices prior to any application toward the minimum payments on the Loan.

(b) The Membership Interests will be delivered to Buyer proportionately to the cash consideration received by Seller from Buyer.

(i) At Closing, Seller will deliver a 50.33% Membership Interest to Buyer, reflecting $7,550,000 total cash consideration through Closing; and

(ii) additional Membership Interest percentages will be proportionately delivered to Buyer for each cash payment made on the Loan, as shown in the schedule below or prepaid as permitted hereunder; and

(iii) the final 23.33% of the Membership Interests will be delivered at the earlier to occur of (A) the Loan has been paid in full and subject to Buyer’s compliance with all other obligations under this Agreement and (B) time that Seller is able to sell such CP Shares for cash without restriction (whether under Rule 144 under the Securities Act or otherwise) and subject to Buyer’s compliance with all other obligations under this Agreement.

(iv) For the period until the Loan is paid in full, the Company’s Operating Agreement will be amended to reflect that while Buyer’s membership interest is less than 100%, Buyer shall be responsible for 100% of the Company’s costs starting from the Closing Date.

(c) Terms of the Loan are as follows:

(i) The maturity date for the Loan is June 26, 2020. Buyer shall make the following minimum cash payments toward the Loan principal on the dates indicated below and for the amounts indicated below:

Actual Payment Date or Payment Due Date	Minimum Payment Due	Buyer’s Cumulative Ownership Percentage
January 24, 2020	$650,000	54.67%
February 28, 2020	$650,000	59.00%
March 27, 2020	$650,000	63.33%
April 24, 2020	$650,000	67.67%
May 22, 2020	$675,000	72.17%
June 26, 2020	$675,000	76.67%
June 26, 2020	Expected date that $3,500,000 of CP Shares can be sold for cash	100.00%

(ii) All unpaid payments under the Loan or amounts reimbursable under clause (a)(v) above shall be secured by a security interest in the Membership Interests owned by Buyer and all assets owned by the Company (including any and all rights under contracts such as the operating agreement for Northern Comstock LLC and the Lease Option Agreement), in accordance with the Deed of Trust attached hereto as Exhibit C (the “Deed of Trust”). Once the Debenture has been repaid, Seller shall have the right to record the Deed of Trust as a first priority security interest.

(iii) As long as the Loan is outstanding, Buyer shall not, create, incur, assume or permit to exist any Indebtedness (as defined below) other than convertible notes issued by Buyer prior to the Closing Date with aggregate principal amount of $14 million or less. “Indebtedness” means, without duplication, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property acquired, (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all obligations secured by any Lien on property owned or after acquired, (g) all guarantees of obligations of others, (h) all capital lease obligations, (i) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (k) all obligations under any swap agreement or under any similar type of agreement, (l) all obligations under sale and leaseback transactions. Notwithstanding the preceding, Buyer shall be permitted to incur Indebtedness described in clauses (c) through (l) above not to exceed $1,000,000 in the aggregate (such Indebtedness, “Permitted Debt”).

(iv) The following events or circumstances shall be events of default under the Loan: (a) the Buyer shall fail to pay any principal under the Loan when due and payable thereunder; or (b) the Buyer shall fail to pay any interest or any other amount under the Loan when due and payable thereunder; or (c) a receiver, trustee or other similar official shall be appointed over the Buyer or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (d) the Buyer shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (e) the Buyer shall make a general assignment for the benefit of creditors; or (f) the Buyer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (g) an involuntary proceeding shall be commenced or filed against the Buyer; or (h) the Buyer shall fail to convert CP Shares within 30 days of Seller requesting for a conversion thereof; or (i) the Buyer shall breach or fail to comply with its other obligations, commitments, covenants, representations or warranties for more than 20 days under the Loan, reimbursement obligations surviving the termination of the Option Agreement, obligations to reimburse any interest payable under Seller’s debenture, obligations to reimburse amounts payable by Seller to Northern Comstock LLC or the Transaction Documents. If an event of default occurs under the Loan and Buyer fails to remedy such violation within thirty (30) days following notice from Seller, then Seller shall have and be entitled to exercise, in its sole discretion, any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such event of default, the Loan shall thereafter bear interest at a rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Seller may foreclose and sell any or all of the Membership Interests theretofore owned by Buyer and any or all assets owned by the Company in order to pay off the Loan. In addition, the Seller shall have a right to terminate any of the Transaction Documents.

(v) Buyer shall be permitted to prepay all or any part of the balance outstanding under the Loan at any time without penalty or premium. Buyer and Seller hereby agree that Buyer shall pay the cash required to make payments hereunder from the proceeds of equity raises, royalty sales and/or other third party funding agreements, whether in one transaction or a series of transactions (collectively, a “Capital Raise”). Buyer covenants and agrees that if Buyer receives any proceeds from any Capital Raise in excess of $6.5 million, then Buyer shall cause 50% of such proceeds to be immediately paid to Seller and used to prepay the Loan. Except for Permitted Debt, Buyer covenants and agrees that Buyer shall not use the proceeds of any Capital Raise for any other purpose other than making payments to Seller, permitting, exploration drilling, a preliminary economic assessment and costs directly attributable to such Capital Raise. Buyer covenants and agrees that Buyer shall not commence production until the Loan is repaid in full.

(vi) As long as the Loan is outstanding, Buyer and Seller covenant and agree to keep the Lucerne Properties at all times free and clear of all Liens, except for Liens securing the Debenture or otherwise described in the Schedules to this Agreement. Seller covenants and agrees to use Loan payments received to pay off amounts under the Debenture, per the terms of the Debenture, until the Debenture is repaid in full.

(d) In addition, on the date that the Loan is paid in full, if permitted, Seller will assign all of its interest (the ”Northern Comstock Interest“) in Northern Comstock LLC, a Nevada limited liability company (“Northern Comstock“) to the Company. If permitted, Seller may elect to assign the Northern Comstock Interest at an earlier date than the date that the Loan is paid in full, in the sole discretion of Seller. Commencing as of the Closing Date, Buyer hereby agrees to forever assume and unconditionally guarantee the full and punctual payment, fulfilment and performance of all obligations and benefits of Seller under the current Northern Comstock LLC Operating Agreement (the “Existing NC Operating Agreement”). The guarantee in the preceding sentence (the “Guarantee”) shall be an absolute and continuing guarantee of performance and payment and shall not in any way be conditional or contingent upon any demand of Northern Comstock or its members to collect or require anything from Seller or any stated obligations of Seller under the Existing NC Operating Agreement (including, without limitation, section 13.5 of such agreement) or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the foregoing, the Guarantee shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any party under the Existing NC Operating Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to the Existing NC Operating Agreement;

(iii) any change in the organizational existence, structure or ownership of Buyer or the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer, the Company or their respective assets or any resulting release or discharge of any obligation of Buyer or the Company;

(iv) the existence of any claim, set-off or other rights which Buyer or Company may have at any time against Seller or Northern Comstock or its members or its manager;

(v) any invalidity or unenforceability relating to or against Buyer for any reason of this Agreement, the Existing NC Operating Agreement or any provision of applicable law or regulation purporting to prohibit the payment by Buyer of any amounts payable pursuant to the Guarantee; or

(vi) any other act or omission to act or delay of any kind by Buyer, the Company, Seller, Northern Comstock or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Buyer’s obligations pursuant to the Guarantee.

For so long as Buyer fulfills its obligations with respect to the Guarantee, Seller hereby agrees to (i) hold legal ownership of the Northern Comstock Interest and (ii) exercise its rights with respect to the Northern Comstock Interest under Existing NC Operating Agreement at Buyer's direction.

(e) The Company owns (or will following the Closing will own) fee property, patented mining claims, and unpatented mining claims, and through the Seller’s membership in Northern Comstock LLC, has indirect ownership or exclusive control of additional fee property, patented mining claims, unpatented mining claims, and leasehold interests, collectively known as the Lucerne project, as detailed in Exhibit A (the “Lucerne Properties”). Effective as of the Closing Date, each of the Parties hereby agree that the Company will pay Seller a 1.5% NSR royalty on all minerals produced from the Lucerne Properties, as detailed in Exhibit B (the “NSR Royalty Agreement”).

(f) Effective as of the Closing Date, the Company will assume all current reclamation liability on the Lucerne Properties and all future liability from the Company’s operations on the Lucerne Properties. The Company will assume all costs of maintaining the Federal, State, and County permits and reclamation bonds on the Lucerne Properties.

3.                  Amendment to Section 1.4. Section 1.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.4 Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place at a mutually acceptable time and place selected by the Parties. The date and time of the Closing are herein referred to as the “Closing Date”. At the Closing, Buyer and Seller shall deliver, or cause to be delivered, the following deliverables:

(a) Buyer shall have delivered the Closing Cash Consideration remaining to be paid after reduction by the amount of previously delivered non-refundable deposits into a bank account designated by Seller by wire transfer of immediately available funds, which shall not delivered to Seller until all other closing conditions have been met by the Parties; and

(b) Unless previously executed and delivered, Buyer shall execute and deliver to Seller each of:

(i) the Deed of Trust;

(ii) the NSR Royalty Agreement;

(iii) the Operating Agreement for the Company in the form attached hereto as Exhibit I (the “Operating Agreement”);

(iv) the Lease Option Agreement;

(v) the Mineral Exploration and Mining Lease; and

(vi) a certification naming Buyer’s representatives who authorize and consent to the Company’s entry into the agreements effective as of the Closing Date, together, with this Agreement, the Deed of Trust, the NSR Royalty Agreement, the Lease Option Agreement, the Mineral Exploration and Mining Lease, and the Operating Agreement (the “Transaction Documents”), in each case duly executed by Buyer and/or the Company, as the case may be.

(c) Seller shall retain its membership interest in Northern Comstock, and have an obligation to Buyer to maintain all rights and agreements under the Existing NC Operating Agreement, for so long as Buyer fulfills its obligations with respect to the Guarantee, including, without limitation, Buyer’s obligation to reimburse Seller for any and all costs associated with the retention of membership and maintenance of any obligations of Seller under the Existing NC Operating Agreement, which costs of reimbursement are estimated on the attached Exhibit G, Table G.2.

(d) Unless previously executed and delivered, at the Closing, Seller shall deliver to Buyer, or cause to be delivered:

(i) each of the Transaction Documents (other than the Deed of Trust), duly executed by Seller;

(ii) evidence that, substantially concurrent with Seller’s receipt of the Closing Cash Consideration, Seller will make a payment on its 11% Senior Secured Debenture due 2021, issued to GF Comstock 2, LP, as amended, restated or otherwise modified from time to time (the “Debenture”);

(iii) evidence satisfactory to Buyer that the Seller has transferred any and all assets it currently owns that are listed on Exhibit A to the Company; and

(iv) evidence satisfactory to Buyer that the Company has transferred any and all assets it currently owns not listed on Exhibit A to Seller (and Seller and Company shall represent and warranted that at the Closing, the Company will own only the assets listed in Exhibit A).

(e) Effective as of the Closing Date, Buyer shall become the sole lawful owner of the Membership Interests proportionately delivered per section 1.2(b).”

4.                  Amendment to Section 4.9(a)(ii). Section 4.9(a)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii) at any time after August 30, 2019 (the “Termination Date”) and prior to the Closing, by Buyer, if (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer; provided that Buyer may extend the Termination Date to September 30, 2019 if Buyer delivers $250,000 of CP Shares to Seller on or prior to August 30, 2019; and provided that Buyer may further extend the Termination Date to October 15, 2019 if Buyer makes the payments identified in Section 1.2(a)(v) of $482,500 for reimbursement of Northern Comstock LLC payments and $222,234.25 and $230,120.98 for reimbursements of previously invoiced July and August reimbursable expenses, respectively, all by September 20, 2019 (with the July payment due by September 18, 2019);”

5.                  Supersedence of Amendments Related to Deposits. All provisions related to purchase price deposits set forth in each amendment to the Purchase Agreement are hereby superseded by the provisions of Section 1.2(a) of the Purchase Agreement, as amended hereby.

6.                  Expense Reimbursement Obligations.

a.	Buyer hereby agrees to pay in full all existing unpaid invoices under the Option Agreement and the Purchase Agreement issued on or prior to September 3, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt

b.	Buyer acknowledges and agrees that Buyer is obligated to reimburse Seller for “Net Lease Maintenance Costs” (as defined in the Lease Option Agreement), as and when indicated in the Lease Option Agreement.

c.	(i) Buyer and Seller hereby agree to execute and deliver the Mineral Exploration and Mining Lease Agreement (the “Mining Lease”), attached as Exhibit E. (ii) Section 1.3 (a) of the Purchase Agreement is amended so that the second sentence reads, “Effective as of the September 16, 2019, Seller shall also agree to lease additional mining properties in Storey County to the Company, in accordance with the lease attached as Exhibit E, (the “Mineral Exploration and Mining Lease”). (iii) Buyer acknowledges and agree that Buyer shall pay Seller a quarterly lease fee of $10,000 in advance (escalating 10% each year) under the Mining Lease and Buyer shall assume all costs associated with the leased property estimated in Exhibit E3 of the Mining Lease. The costs, including property taxes, annual claim fees, environmental compliance, third party lease payments and advance royalties shall be paid by Seller and timely reimbursed by Buyer. Buyer shall be directly responsible for any drilling or spending commitments for the third party leases pursuant to the Mining Lease. Buyer and Seller also agree to modify the terms of the Mining Lease to provide automatic renewal if certain spending and progress commitments are met.

d.	Buyer hereby agrees to pay all incremental additional cost of interest being incurred by Seller as a result of delaying the closing from May 31, 2019, until Seller’s debenture is paid in full or the Loan is paid in full, (which for the sake of clarity is equal to the number of days of interest divided by 360 * 11% multiplied by the then principal amount).

7.                  Remedies Upon Default of this Amendment. If Buyer fails to comply with its obligations under this Amendment or fails to make any payment required to be made under this Amendment and fails to remedy such violation within thirty (30) days following notice from Seller, then such failure shall constitute a default by Buyer under this Amendment and, if and so long as such default shall continue uncured or unremedied, Seller shall have and be entitled to exercise, in its sole discretion, exercise any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such default, the Seller shall have the right to treat such amounts as debt pursuant to promissory note (the “Deemed Promissory Note”) with a principal amount equal to the sum of the amounts unpaid, bearing interest rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Deemed Promissory Note shall be secured by a deed of trust and/or other security interest in the Lucerne Properties, the Membership Interests and all rights of the Company. In addition, the Seller shall have a right to terminate any of the Transaction Documents (other than the Mining Lease).

8.                  Termination of Option Agreement. The Option Agreement and all obligations of Seller and Buyer under the Option Agreement are hereby terminated, canceled, null and void, as of the date hereof. To acknowledge the Termination, Buyer and Seller agree to execute and deliver the Termination Agreement, attached as Exhibit H as of August 15, 2019. Commencing on the date hereof, Buyer shall reimburse Seller for expenses or costs invoiced by Seller to Buyer for any and all support, services, goods and investment made on behalf or in furtherance of Buyer’s operations and other activities associated with exploring, assessing, engineering or developing the Lucerne Properties (estimated on Exhibit G of the Purchase Agreement), including reimbursement of costs for the Northern Comstock Operating Agreement.

9.                  Exhibit Amendments.

a.	Table A.1 of Exhibit A of the Purchase Agreement is hereby amended to eliminate property 800-001-13, the portion of the St. Louis patent that extends into Lyon County. The description of property 800-001-09 shall be hereafter clarified to be only the portion of the Green patent in Storey County. The portion of the Green patent extending into Lyon County is not included.

b.	In addition, subject to an affiliate of Seller (e.g., Comstock Northern Exploration LLC) assuming the leases described in the contents of Exhibit A.5: Fee and Patented Properties Controlled by Northern Comstock LLC through Sutro Lease, such leases shall be added to the properties subject to the Mineral Exploration and Mining Lease.

10.              Amendment to Certificate of Designations for CP Shares. Seller authorizes and consents and agrees, and Buyer agrees to cause Section 11(a) and Section 11(b) of the Certificate of Designations for the CP Shares to be amended and restated (and filed with the Secretary of State of Delaware) as follows:

“(a) [Intentionally omitted]

(b) Conversion Upon Time Lapsed Post-Closing. Shares of the Series D Preferred Stock shall, automatically and without the act of such Holder, be converted into Common Stock on May 22, 2020, with the number of shares of Common Stock (rounded up to the extent fractional shares of Common Stock would result) equal to the Conversion Rate in effect at the time of conversion.”

11.              No Novation. Except as amended hereby, all of the terms and conditions of the Option Agreement and the Purchase Agreement shall remain in full force and effect. Except as otherwise provided herein, Buyer and Seller acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations or liabilities under the Option Agreement or the Purchase Agreement.

12.              Further Assurances. Each of Buyer and Seller shall, upon request from the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment and the documents to be delivered hereunder.

13.              Due Execution. The execution, delivery and performance by Buyer and Seller of this Amendment has been duly authorized by all necessary action on the part of Buyer and Seller. This Amendment has been duly executed and delivered by Buyer and Seller.

14.              Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.

15.              Venue. Each Party irrevocably submits to the exclusive jurisdiction of federal courts in the State of Nevada, for the purposes of any dispute or action arising out of this Amendment. Process in any action referred to in this Section 15 may be served on any Party anywhere in the world by national courier delivery sent to the address of such served Party set forth on the signature page of this Amendment. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Amendment in U.S. federal courts sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.              Beneficiaries. This Amendment is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

17.              Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing Party when a counterpart has been signed and delivered by such Party to another Party. This Amendment and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each Party forever waives any such defense.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TONOGOLD RESOURCES, INC.

By:	/s/ Mark Ashley
Name:	Mark Ashley
Title:	Chief Executive Officer
Address: 5666 La Jolla Boulevard, #315, La Jolla, CA 92037

COMSTOCK MINING INC.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

Exhibit E

Mineral Exploration and Mining Lease Agreement

This Mineral Exploration and Mining Lease Agreement (this "Agreement”) is made and entered into by and between Comstock Mining Inc., a Nevada corporation, and Tonogold Resources, Inc., a Delaware corporation.

RECITALS

A.

Comstock Mining Inc. is the owner of and in possession of certain patented and unpatented mining claims located in Storey County, Nevada, and controls additional fee property, patented mining claims, and unpatented mining claims through lease agreements with third parties. Said claims are collectively called the “Properties”, and are further described in Exhibit E1, and the lease agreements are further described in Exhibit E2 attached to and by this reference incorporated in this Agreement.

B.

Comstock Mining Inc. (“Comstock”), Comstock Mining LLC (the “Company”), and Tonogold Resources Inc. (“Tonogold”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated January 24, 2019 whereby Comstock is selling its membership interest in the Company to Tonogold.

C.

Tonogold (the “Lessee”) desires to lease the mining claims, and Comstock (the “Lessor”) is willing to grant to Lessee certain rights to lease the Properties for the purposes of mineral exploration, development, and eventual mining.

D.	Lessee, at its expense, intends to explore the Property through geophysical surveys, geochemical sampling, and drilling, expending not less than $5 million in the first ten year term, and unless terminated, an additional $5 million in the second ten year term.

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.	Definitions: The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1       “Effective Date” shall mean September 16, 2019.

1.2        “Lessor” shall mean Comstock Mining Inc.

1.3       “Lessee” shall mean Tonogold Resources, Inc.

1.4       “Lease Year” shall mean each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.5       “Minerals” shall mean gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements, mineral compounds and geothermal resources, whether the same are known to exist on the Properties or are discovered on the Properties after the Effective Date and regardless of the method of extraction, mining or processing the same, whether known to exist or invented or developed after the Effective Date.

1.6       “Properties” means the mining claims described in Exhibit E1 of this Agreement.

1.7       “Ore” shall mean all Minerals or other materials or substances from the Properties, the nature and composition of which, in the sole judgment of Lessee justifies either (a) mining or removing from place and shipping and selling the same, or delivering the same to a processing plant for physical or chemical treatment; or (b) leaching in place.

1.8       “Product” shall mean: (a) all Ore shipped and sold prior to treatment; and (b) all concentrates, precipitates, refined metals, and any other valuable minerals produced by or for Lessee from Ore.

1.9       “Net Smelter Return” or “NSR” shall mean all Revenues from the sales of Products produced from the Properties, less shipping and Refining Costs pertaining to such Revenues for the applicable calendar quarter. The calculation of Net Smelter Returns shall be made in accordance with accounting principles and practices consistently applied in the mining industry in Nevada. For purposes of this definition, “Refining Costs” means all costs and expenses of smelting and refining, including without limitation, all costs of assaying, sampling, custom smelting, and refining, all independent representative and umpire charges, penalties, and other deductions, imposed or charged by the refinery or smelter, as the case may be. If smelting or refining is carried out in facilities owned or controlled by Lessee or its Affiliates, then the Refining Costs shall be the amount Lessee would have incurred if such smelting or refining were carried out at facilities not owned or controlled by Lessee or its Affiliates then offering comparable services for comparable products on prevailing terms.

1.10       “NSR Royalty” means the amounts payable by Lessee to Lessor hereunder as provided in section 5.2.

1.11       “Revenues” means, for each sale of Products during the applicable period, the sum of actual prices of Products received multiplied by the quantity of Products sold. If any Products are diverted by the Company for commemorative coinage or any other value-added use, the Revenue will be calculated using the spot price on a recognized exchange, on the date the Products are diverted.

2.	Grant of Lease and Uses:

2.1	Lease: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws regulations and ordinances, Lessor agrees to lease the Properties to Lessee for mineral exploration and development, and the production, removal and sale of all Minerals, substances, metals, ore-bearing materials and rocks of every kind.

2.2	Uses: Lessee is granted the right, insofar as Lessor may lawfully grant the right, to use the Properties, including but without being, limited to, the full right, authority and privilege of placing and using drill holes, excavations, open pit mines, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, and using all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste plies, and all other improvements, property and fixtures for mining or removing Ores, Minerals or Product, or for any incidental activities, whether presently contemplated or known to be used in the exploration, development, and mining of Minerals.

2.3	Third Party Leases: With respect to the third party leases, (a) Lessor grants only those rights explicitly enumerated in the respective leases, which are attached to this Agreement by reference, (b) Lessee agrees to comply with all conditions of such third party leases, and agrees to take all required actions to maintain the leases in good standing, and to take no action which would result in the termination of such leases by the third party owner and (c) Lessee acknowledges that some of the third party leases may expire prior to the termination date of this Agreement. In such cases, the Parties agree to work together with the underlying owner to obtain a lease renewal on mutually acceptable terms. If acceptable terms for a renewal cannot be reached, the Parties agree to remove the corresponding portion of the Properties from this Agreement.

3.	Relationship of the Parties:

3.1	No Partnership: This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership mining partnership or other partnership or other partnership relationship, or fiduciary relationship between them for any purpose whatsoever.

3.2	Competition: Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Properties or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the scope of this Agreement.

4.	Term: The term of this Agreement shall be from the Effective Date and,

4.1	for ten (10) years (the “Exploration Term") unless terminated or canceled pursuant to the terms of this Agreement. During the Exploration Term, Lessee commits to total expenditures of at least $5 million for exploration; and

4.2	following the Exploration Term this Agreement shall automatically renew for an additional term of ten (10) years ("the Development Term") at the end of the Exploration Term, so long as Lessee has documented total exploration expenditures during the Exploration Term of at least $5 million. During the Development Term, Lessee commits to total expenditures for exploration, development, and technical reporting of at least $5 million, and will produce an economically viable mine plan, documented by an NI 43-101 compliant Feasibility Report, and will produce a mutually agreed-upon schedule for placing the Properties into production; and

4.3	so long as Lessee has documented total exploration and engineering expenditures during the Development Term of at least $5 million and Lessee has created an economically viable mine plan documented by an NI 43-101 compliant Feasibility report and mutually agreed-upon schedule, for as long following the Development Term as development and permitting activities continue in compliance with a mutually agreed-upon schedule, or so long as minerals are produced from the Properties or from other lands adjacent to or in the vicinity of the Properties (the “Extended Term”). During the Extended Tem, operations shall be deemed conducted on a continuous basis unless and until a period of 180 consecutive days elapses in which no exploration, development, mining, or processing operations are conducted on the Properties or nearby lands, excluding periods of force majeure.

5.	Payments: Lessee shall make the following payments to Lessor,

5.1	Lease Fee. Lessee shall pay Lessor a quarterly lease fee of $10,000 in advance. The lease fee will escalate 10% each year, on the anniversary date of this Agreement.
5.2

Carrying Costs. Lessee shall pay or reimburse to Lessor all costs of owning the Properties, and all costs of maintaining the third party leases, including property taxes, annual claim fees, environmental compliance, third party lease payments and advance royalties, and any drilling or spending commitments for the third party leases. An estimate of these costs is attached as Exhibit E3 (the “Estimated Annual Costs”).

5.3	NSR Royalty: In addition, Lessee shall pay to Lessor a royalty at the rate of 3% of the Net Smelter Returns from the Properties (the “Initial NSR Royalty”). After the first anniversary of Lessee commencing mining operations, the Initial NSR Royalty shall be reduced to 1.5% of the Net Smelter Returns from the Properties (the “Subsequent NSR Royalty”). The Initial NSR Royalty and Subsequent NSR Royalty shall be paid no later than 30 days after the end of each calendar quarter in which Products have been sold. To be clear, this Initial NSR Royalty and Subsequent NSR Royalty is in addition to any royalties required by the third party leases, or other royalties that are recorded with the titles to any of the Properties. Lessee will be responsible for timely paying all such third party royalties directly.

5.4	Method of Payment: All payments made by Lessee to Lessor shall be paid by wire transfer of immediately available funds to an account designated by Lessor.

5.5	Audit: Lessor or its authorized agents shall have the right to audit and inspect Lessee’s accounts and records used in calculating the Net Smelter Return, which right may be exercised as to each payment at any reasonable time during a period of ninety (90) days from the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

5.6	Assignment: If Lessee transfers any of its rights under this agreement, Transferee shall pay to Lessor an annual lease fee in the amount of $12,000 (the "Annual Lease Fee") and agree to a work commitment on the Properties in the amount of $175,000 per year (the "Work Commitment"). This Annual Lease Fee and Work Commitment are in addition to the costs reimbursed to Lessor by Lessee, shown in Exhibit E3. Any assignment shall be subject to Section 24 below.

6.	Compliance with the Law: The exercise by Lessee of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of the state in which the Properties are situated and the United States of America Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations. Lessor agrees to cooperate with Lessee in Lessee’s application for governmental licenses, permits and approvals, the costs of which shall be borne by Lessee.

7.	Mining Practices; Inspection of Data Reports; Insurance:

7.1	Mining Practices: Lessee shall work the Properties in a miner-like fashion.

7.2	Inspection of Data and Reporting: During the term of this Agreement, (a) Lessor shall have the right to examine reports and data regarding the Properties in Lessee’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Lessor to examine such data shall be exercised in a manner such that inspection does not unreasonably interfere with the operations of Lessee; (b) no less frequently than once per Lease Year, Lessee shall provide a report on exploration activities on the Properties, and a complete copy of all drilling data, maps, surveys and other exploration results obtained during that period, as well as documentation for all exploration, permitting, and development expenditures; and upon the termination of this Agreement, Lessee shall provide a final report of its activities on the Properties, and shall surrender all data on the Properties then in its possession.

7.3

Insurance: Lessee shall obtain and maintain all worker’s compensation insurance as required by state law, as well as liability insurance and policies of insurance against risks in amounts customarily obtained in similar mining operations and shall furnish Lessor proof of insurance prior to the commencement of any operations. Lessee shall, at Lessee’s expense, during the term of this Agreement and any extension thereof, obtain and maintain insurance which insures the Properties for public liability in amounts not less than those set out by the State of Nevada and amounts reasonably satisfactory to Lessor, naming Lessor as an additional insured and protecting against all claims, demands, actions, suits or causes of action and judgments, settlements or recoveries, for bodily injury, death or property damage arising out of Lessee’s use or occupancy of or operations conducted upon the Properties. Lessee agrees to provide Lessor with a certificate of insurance. The companies issuing such policies shall also be required to furnish the Lessor written notice thirty (30) days prior to cancellation, termination, or other change of any such insurance. The Lessor shall periodically review the level of the indemnification insurance and may require the amount of such insurance to be increased or decreased to reflect changes in risk exposure.

7.4

Reclamation: The exercise by Lessee of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of Storey County, the state of Nevada and the United States of America. Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations. This obligation will survive the termination of this Agreement until such time as all reclamation requirements have been met in full.

7.5	Bonding: Lessee is required to carry bonding in the amount determined by regulatory authorities for each area to be bonded. Lessee may qualify for self-bonding if the Lessee meets the requirements of C.F.R. Title 30 § 800.23 and any additional requirements in the State or Federal program. Alternatively, Lessee may support its reclamation bonding requirements through third-party bonding facilities.

8.	Production Records: Lessee shall keep accurate records of the sale or shipment of Product from the Properties, and these records shall be available for inspection and copying by Lessor at all reasonable times.

9.	Liens and Notices of Non-Responsibility: Lessor and Lessee agree to keep the Properties at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Properties before such indebtedness or liability shall become a lien, charge or encumbrance. For clarity, Lessee acknowledges that this does not apply to the current GF Comstock 2, LP debenture.

10.	Taxes:

10.1	Real Property Taxes: Lessee shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of the Agreement, and upon the Properties then remaining subject to this Agreement. All such taxes for the year in which this Agreement is executed, and for the year in which this Agreement terminates, shall be prorated between Lessor and Lessee, except that neither Lessor nor Lessee shall be responsible for the payment of any such taxes which are based upon revenues income or production from the Properties assessed solely to the other party. Lessee always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereat before it shall be required to pay the same. Lessee shall upon request furnish to Lessor copies of receipts or proof of payment for all such taxes and assessments when paid

10.2	Delivery of Tax Notices: If Lessor receives tax bills or claims which are Lessee’s responsibility, Lessor shall promptly forward them to Lessee for appropriate action.

11.	Inspection: Lessor, or Lessor’s duly authorized representatives, shall be permitted to enter on the Properties, and the workings of Lessee thereon at all reasonable times for the purpose of inspection. Lessor shall have the right to take samples of material from the Properties for the purpose of assuring proper and accurate determination and payment of the Smelter Return, but it shall enter on the Properties at its own risk, and in such a manner as not to unreasonably hinder, delay or interfere with the operations of Lessee. Lessor shall indemnify and hold Lessee harmless from any and all damages, claims or demands arising out of injury to Lessor, Lessor’s agents or representatives, or any of them, on the Properties or on the approaches thereto.

12.	Termination by Lessor: In the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, Lessor shall be entitled to give Lessee written notice of the default, specifying details of the same. If such default is not remedied within thirty (30) days after receipt of the notice, then this Agreement shall be deemed canceled and terminated effective on the thirtieth (30th) day after the receipt of the notice.

13.	Termination by Lessee: Lessee may at any time terminate this Agreement by giving written notice to Lessor. On or promptly after delivery of the notice of termination, Lessee shall execute and deliver to Lessor a written release of this Agreement in proper form for recording. If Lessee terminates this Agreement, Lessee shall still be required to pay any reclamation or regulatory expenditures or liabilities accruing prior to the termination date, which shall be the date Lessee’s notice is delivered. On expiration, termination or surrender of this Agreement, Lessee shall return the Properties, or any part of the Properties surrendered, in a state of compliance with applicable laws, regulations and ordinances of any governmental agency or authority having jurisdiction of the Properties. If Lessee’s compliance is incomplete at such time, Lessee shall diligently take the actions necessary to complete compliance.

14.	Removal of Equipment: Lessee shall have six (6) months after termination of this Agreement to remove from the Properties all buildings, structures and equipment placed on the Properties by Lessee, and to restore or diligently act to restore the Properties to an environmentally acceptable state as may be required by local, state or federal authorities. Any buildings, structures or equipment, including personal property, remaining on the Properties after the time described in this Section shall be deemed to be owned by Lessor with no further action or the part of the parties.

15.	Data: Within thirty (30) days after the termination of this Agreement, Lessee deliver to Lessor a copy of all reports and data relating to the Properties. Lessee shall have no liability on account of any such information received or acted on by Lessor or any other party to whom Lessor delivers such information.

16.	Confidentiality: The data and information, including the terms of this Agreement, coming into the possession of Lessor by virtue of this Agreement, shall be deemed confidential, and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Properties, or to publicly announce and disclose information under the laws and regulations of the United States, any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Lessor agrees, with respect to any public announcements (other than those exceptions set forth in the preceding sentence), including the announcement of the execution of this Agreement, if any, to inform Lessee of the contents of the announcement or disclosure in advance of its intention to make such announcement in sufficient time to permit Lessee to jointly or simultaneously make a similar public announcement or disclosure if the other party so desires, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to whom such conveyance or assignment is anticipated, or with whom such negotiations or cans are under-taken, upon obtaining from such party agreement to hold confidential any information so furnished. Nothing in this Agreement shall limit or restrict the right of Lessee to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or coventurers the data and information, including the terms of this Agreement, coming into the possession of Lessee by virtue of this Agreement.

17.	Notices: All notices shall be in writing to the applicable address set forth below and shall be given by personal delivery or recognized international overnight courier. All notices shall be effective and shall be deemed delivered on the date of delivery if delivered before 5:00 p.m. local destination time on a business day, otherwise on the next business day after delivery. Each party will send a copy of their notice by email, as a courtesy, but the notice will not be valid until delivered in writing. Any notice delivered by email shall only be deemed to be official notice hereunder if the Party receiving such email confirms receipt in writing.

To Lessee:	Tonogold Resources, Inc.,

5666 La Jolla Boulevard, #315, La Jolla, CA 92037

Email: mjashley3@gmail.com

To Lessor:	Comstock Mining Inc.

1200 American Flat Road, PO Box 1118, Virginia City, NV 89440

Email: DeGasperis@comstockmining.com

Each party may change its address from time to time by notice given in the manner described above

18.	Binding Effect of Obligations: This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

19.	Whole Agreement: The parties agree that the whole agreement between them is written in this Agreement, and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

20.	Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

21.	Multiple Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

22.	Severability: If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

23.	Bankruptcy or Insolvency Proceedings by Lessee: If Lessee be adjudged bankrupt or insolvent, or shall make an assignment for benefit of creditors, this Agreement shall thereupon immediately terminate, and t being further understood and agreed that this Agreement shall not be assignable by any process of law, nor be treated as an asset of Lessee in any bankruptcy or insolvency proceedings; nor shall it pass under the control of any trustee or assignee of Lessee by virtue of any proceedings in bankruptcy or insolvency, or under any assignment by Lessee for the benefit of creditors.

24.	Assignment: Upon providing written notice to the other party in accordance with the terms of this Agreement, either party may assign its respective rights and obligations under this Agreement, provided that the assignee executes an assumption of all of the assignor’s obligations hereunder and agrees to be bound by all the terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right or obligations of Lessee or Lessor hereunder. Upon the assumption by the assignee of the assignor’s obligations, the assigning party shall be fully released from, and shall not be liable or responsible to the non-assigning party in any way for any duties, costs, payments or other liabilities or obligations that thereafter arise or accrue directly or indirectly under this Agreement. A fully executed memorandum of assignment in recordable form shall be provided to the non-assigning party by the assigning party.

25.	Liens, Encumbrances and Charges: Lessor shall not, now or hereafter, create, incur, allow, or suffer any lien, claim or encumbrance on any of the Properties or Products.
26.	Expanded Royalty Area: Lessee agrees that, during the term of this Agreement and for thirty (30) months thereafter, if Lessee purchases, stakes, or leases additional properties (the “Additional Properties”) within a certain area of Storey County surrounding the Properties known as the “Expanded Royalty Area”, and Lessee decides to sell or otherwise dispose of any of these Additional Properties, Lessee hereby grants Lessor with a right of first refusal to purchase such Additional Properties from Lessee for the same price and upon the same terms that Lessee intends to sell to any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONOGOLD RESOURCES, INC.

By:
Name: Mark Ashley
Title: Chief Executive Officer

COMSTOCK MINING INC.

By:
Name: Corrado DeGasperis
Title: Executive Chairman and CEO

Exhibit E1 – “Properties”

(Mineral Exploration and Mining Lease Agreement)

The following patents, fee land, and unpatented mining claims are included in the Mineral Exploration and Mining Lease Agreement, and are shown in Figure E1, below.

E1.1: CMI-Owned Properties Included in Mineral Lease

Parcel No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
800-002-11	Red Wing	Comstock Northern Exploration LLC	Patent	8.3	Storey	0%	None
800-001-21	Dean	Comstock Northern Exploration LLC	Patent	10.7	Storey	4.15%	Obester 2
800-001-25	East North-Occidental	Comstock Northern Exploration LLC	Patent	11.6	Storey	4.15%	Obester 2
800-001-26	Edwards	Comstock Northern Exploration LLC	Patent	18.5	Storey	4.15%	Obester 2
800-001-10	North Occidental (New Brunswick)	Comstock Northern Exploration LLC	Patent	7.3	Storey	4.15%	Obester 2
800-001-68	Occidental (Brunswick)	Comstock Northern Exploration LLC	Patent	7.8	Storey	4.15%	Obester 2
800-001-24	South Occidental	Comstock Northern Exploration LLC	Patent	20.6	Storey	4.15%	Obester 2

E1.2: CMI-Owned Unpatented Claims Included in Mineral Lease

BLM No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
NMC1000132	Omaha Fraction #11	Comstock Northern Exploration LLC	Lode	1.12	Storey	0	None
NMC1000133	Omaha Fraction #12	Comstock Northern Exploration LLC	Lode	0.36	Storey	0	None
NMC1000134	Omaha Fraction #13	Comstock Northern Exploration LLC	Lode	1.08	Storey	0	None
NMC1000135	Omaha Fraction #14	Comstock Northern Exploration LLC	Lode	1.41	Storey	0	None
NMC1000136	Omaha Fraction #17	Comstock Northern Exploration LLC	Lode	2.7	Storey	0	None
NMC1000138	Omaha Fraction #19	Comstock Northern Exploration LLC	Lode	2.33	Storey	0	None
NMC1000139	Omaha Fraction #20	Comstock Northern Exploration LLC	Lode	0.02	Storey	0	None
NMC1000140	Omaha Fraction #21	Comstock Northern Exploration LLC	Lode	0.74	Storey	0	None
NMC1000141	Omaha Fraction #22	Comstock Northern Exploration LLC	Lode	3.41	Storey	0	None
NMC1000142	Omaha Fraction #23	Comstock Northern Exploration LLC	Lode	1.5	Storey	0	None
NMC1000143	Omaha Fraction #24	Comstock Northern Exploration LLC	Lode	0.53	Storey	0	None
NMC1003426	Loring 1	Comstock Northern Exploration LLC	Lode	11.05	Storey	0	None
NMC1003427	Loring 2	Comstock Northern Exploration LLC	Lode	18.76	Storey	0	None
NMC1003428	Loring 3	Comstock Northern Exploration LLC	Lode	18.68	Storey	0	None
NMC1003429	Loring 4	Comstock Northern Exploration LLC	Lode	18.94	Storey	0	None
NMC1003430	Loring 5	Comstock Northern Exploration LLC	Lode	15.61	Storey	0	None

NMC1003431	Loring 6	Comstock Northern Exploration LLC	Lode	9.11	Storey	0	None
NMC1003432	Loring 7	Comstock Northern Exploration LLC	Lode	1.56	Storey	0	None
NMC1003433	Loring 8	Comstock Northern Exploration LLC	Lode	1.7	Storey	0	None
NMC1003434	Loring 9	Comstock Northern Exploration LLC	Lode	1.96	Storey	0	None
NMC1003435	Loring 10	Comstock Northern Exploration LLC	Lode	20.72	Storey	0	None
NMC1003436	Loring 11	Comstock Northern Exploration LLC	Lode	20.68	Storey	0	None
NMC1003437	Loring 12	Comstock Northern Exploration LLC	Lode	20.7	Storey	0	None
NMC1003438	Loring 13	Comstock Northern Exploration LLC	Lode	20.69	Storey	0	None
NMC1003439	Loring 14	Comstock Northern Exploration LLC	Lode	20.69	Storey	0	None
NMC1003440	Loring 15	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1003441	Loring 16	Comstock Northern Exploration LLC	Lode	20.72	Storey	0	None
NMC1003442	Loring 17	Comstock Northern Exploration LLC	Lode	20.62	Storey	0	None
NMC1003443	Loring 18	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1003444	Loring 19	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1003445	Loring 20	Comstock Northern Exploration LLC	Lode	20.58	Storey	0	None
NMC1003446	Loring 21	Comstock Northern Exploration LLC	Lode	13.87	Storey	0	None
NMC1003447	Loring 22	Comstock Northern Exploration LLC	Lode	6.62	Storey	0	None
NMC1015691	West Lode 203	Comstock Northern Exploration LLC	Lode	16.31	Storey	0	None
NMC1015692	West Lode 204	Comstock Northern Exploration LLC	Lode	10.44	Storey	0	None
NMC1015693	West Lode 205	Comstock Northern Exploration LLC	Lode	4.57	Storey	0	None
NMC1015696	West Lode 223	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015697	West Lode 224	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015698	West Lode 225	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015699	West Lode 226	Comstock Northern Exploration LLC	Lode	19.15	Storey	0	None
NMC1015700	West Lode 227	Comstock Northern Exploration LLC	Lode	13.51	Storey	0	None
NMC1015701	West Lode 228	Comstock Northern Exploration LLC	Lode	7.64	Storey	0	None
NMC1015702	West Lode 229	Comstock Northern Exploration LLC	Lode	1.88	Storey	0	None
NMC1015703	West Lode 243	Comstock Northern Exploration LLC	Lode	15.3	Storey	0	None
NMC1015704	West Lode 244	Comstock Northern Exploration LLC	Lode	13.58	Storey	0	None
NMC1015705	West Lode 245	Comstock Northern Exploration LLC	Lode	18.88	Storey	0	None
NMC1015706	West Lode 246	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015707	West Lode 247	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None

NMC1015708	West Lode 248	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015709	West Lode 249	Comstock Northern Exploration LLC	Lode	20.56	Storey	0	None
NMC1015710	West Lode 250	Comstock Northern Exploration LLC	Lode	16.57	Storey	0	None
NMC1015711	West Lode 263	Comstock Northern Exploration LLC	Lode	12.42	Storey	0	None
NMC1015712	West Lode 264	Comstock Northern Exploration LLC	Lode	7.23	Storey	0	None
NMC1015713	West Lode 265	Comstock Northern Exploration LLC	Lode	15.28	Storey	0	None
NMC1015714	West Lode 266	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015715	West Lode 267	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015716	West Lode 268	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015717	West Lode 269	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1015718	West Lode 270	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC1093920	Redwing Fraction	Comstock Northern Exploration LLC	Lode	5.88	Storey	0	None
NMC704516	Overman 1	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC821735	Comstock #7	Comstock Northern Exploration LLC	Lode	18.89	Storey	0	None
NMC821736	Comstock #8	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC821737	Comstock #9	Comstock Northern Exploration LLC	Lode	20.51	Storey	0	None
NMC821739	Comstock #11	Comstock Northern Exploration LLC	Lode	18.8	Storey	0	None
NMC821742	Comstock #14	Comstock Northern Exploration LLC	Lode	9.15	Storey	0	None
NMC821743	Comstock #15	Comstock Northern Exploration LLC	Lode	3.33	Storey	0	None
NMC821744	Comstock #16	Comstock Northern Exploration LLC	Lode	19.47	Storey	0	None
NMC871492	Comstock 115	Comstock Northern Exploration LLC	Lode	2.84	Storey	0	None
NMC871493	Comstock 116	Comstock Northern Exploration LLC	Lode	18.57	Storey	0	None
NMC871494	Comstock 117	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC871495	Comstock 118	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC871498	Comstock 121	Comstock Northern Exploration LLC	Lode	19.3	Storey	0	None
NMC871499	Comstock 122	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC871500	Comstock 123	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC871501	Comstock 124	Comstock Northern Exploration LLC	Lode	18.54	Storey	0	None
NMC983353	Comstock Lode 100	Comstock Northern Exploration LLC	Lode	16.2	Storey	0	None
NMC983354	Comstock Lode 101	Comstock Northern Exploration LLC	Lode	6.11	Storey	0	None
NMC983355	Comstock Lode 102	Comstock Northern Exploration LLC	Lode	15.9	Storey	0	None
NMC983356	Comstock Lode 103	Comstock Northern Exploration LLC	Lode	0.77	Storey	0	None

NMC983357	Comstock Lode 104	Comstock Northern Exploration LLC	Lode	16.2	Storey	0	None
NMC983358	Comstock Lode 105	Comstock Northern Exploration LLC	Lode	17.2	Storey	0	None
NMC983359	Comstock Lode 106	Comstock Northern Exploration LLC	Lode	10.45	Storey	0	None
NMC983360	Comstock Lode 107	Comstock Northern Exploration LLC	Lode	12.66	Storey	0	None
NMC983361	Comstock Lode 108	Comstock Northern Exploration LLC	Lode	3.56	Storey	0	None
NMC983362	Comstock Lode 109	Comstock Northern Exploration LLC	Lode	2.31	Storey	0	None
NMC983363	Comstock Lode 110	Comstock Northern Exploration LLC	Lode	19.24	Storey	0	None
NMC983364	Comstock Lode 111	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC983365	Comstock Lode 112	Comstock Northern Exploration LLC	Lode	16.57	Storey	0	None
NMC983366	Comstock Lode 113	Comstock Northern Exploration LLC	Lode	17.08	Storey	0	None
NMC983367	Comstock Lode 114	Comstock Northern Exploration LLC	Lode	1.42	Storey	0	None
NMC983368	Comstock Lode 115	Comstock Northern Exploration LLC	Lode	9.66	Storey	0	None
NMC983369	Comstock Lode 116	Comstock Northern Exploration LLC	Lode	20.4	Storey	0	None
NMC983370	Comstock Lode 117	Comstock Northern Exploration LLC	Lode	20.39	Storey	0	None
NMC983371	Comstock Lode 118	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC983405	Comstock Lode 152	Comstock Northern Exploration LLC	Lode	19.72	Storey	0	None
NMC983406	Comstock Lode 153	Comstock Northern Exploration LLC	Lode	14.46	Storey	0	None
NMC983407	Comstock Lode 154	Comstock Northern Exploration LLC	Lode	8.26	Storey	0	None
NMC983408	Comstock Lode 155	Comstock Northern Exploration LLC	Lode	8.26	Storey	0	None
NMC983409	Comstock Lode 156	Comstock Northern Exploration LLC	Lode	20.66	Storey	0	None
NMC983410	Comstock Lode 157	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC983411	Comstock Lode 158	Comstock Northern Exploration LLC	Lode	20.62	Storey	0	None
NMC983412	Comstock Lode 159	Comstock Northern Exploration LLC	Lode	20.63	Storey	0	None
NMC983413	Comstock Lode 160	Comstock Northern Exploration LLC	Lode	20.66	Storey	0	None
NMC983414	Comstock Lode 161	Comstock Northern Exploration LLC	Lode	20.66	Storey	0	None
NMC983415	Comstock Lode 162	Comstock Northern Exploration LLC	Lode	19.24	Storey	0	None
NMC983416	Comstock Lode 163	Comstock Northern Exploration LLC	Lode	20.65	Storey	0	None
NMC983417	Comstock Lode 164	Comstock Northern Exploration LLC	Lode	12.82	Storey	0	None
NMC983418	Comstock Lode 165	Comstock Northern Exploration LLC	Lode	20.66	Storey	0	None
NMC983419	Comstock Lode 166	Comstock Northern Exploration LLC	Lode	7.58	Storey	0	None
NMC983420	Comstock Lode 167	Comstock Northern Exploration LLC	Lode	20.66	Storey	0	None
NMC983421	Comstock Lode 168	Comstock Northern Exploration LLC	Lode	16.15	Storey	0	None

NMC992975	Comstock Lode 173	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC992976	Comstock Lode 174	Comstock Northern Exploration LLC	Lode	15.32	Storey	0	None
NMC992977	Comstock Lode 175	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC992979	Comstock Lode 177	Comstock Northern Exploration LLC	Lode	19.04	Storey	0	None
NMC992980	Comstock Lode 179	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC992981	Comstock Lode 180	Comstock Northern Exploration LLC	Lode	20.67	Storey	0	None
NMC992982	Comstock Lode 181	Comstock Northern Exploration LLC	Lode	20.18	Storey	0	None
NMC992983	Comstock Lode 182	Comstock Northern Exploration LLC	Lode	10.23	Storey	0	None
NMC992984	Comstock Lode 183	Comstock Northern Exploration LLC	Lode	19.78	Storey	0	None
NMC992985	Comstock Lode 184	Comstock Northern Exploration LLC	Lode		Storey	0	None
NMC1097411	Three Brothers	Comstock Exploration and Development LLC	Lode	18.61	Lyon	0	None

E1.3: Garrett Leased Properties Included in Mineral Lease

Parcel No	Description	Current Owner	TYPE	Acres	County	NSR %	Royalty Owner
800-000-54	Pride of Washoe	Fred Garrett	Patent	25.3	Storey	3%	Hess-Garrettson

E1.4: Railroad and Gold Leased Properties Included in Mineral Lease

Parcel No	Description	Current Owner	TYPE	Acres	County	NSR %	Royalty Owner
002-091-01	D-8 Lot 29	RR & Gold	Fee	1.2	Storey	1%	Railroad and Gold LLC
002-091-04	D-8 Pt Lot 25	RR & Gold	Fee	0.7	Storey	1%	Railroad and Gold LLC
002-091-09	D-8 Lot 30	RR & Gold	Fee	3.0	Storey	1%	Railroad and Gold LLC
002-091-10	D-8 Lot 19	RR & Gold	Fee	0.1	Storey	1%	Railroad and Gold LLC
002-091-13	D-8 Lot 1-8	RR & Gold	Fee	1.6	Storey	1%	Railroad and Gold LLC
002-091-14	D-8 Lot 12,32	RR & Gold	Fee	1.7	Storey	1%	Railroad and Gold LLC
002-231-02	S Ptn Block L-1	RR & Gold	Fee	10.5	Storey	1%	Railroad and Gold LLC
004-331-34	Ptn Lot 8	RR & Gold	Fee	21.1	Storey	1%	Railroad and Gold LLC
004-331-35	Ptn Lots 8&12	RR & Gold	Fee	5.5	Storey	1%	Railroad and Gold LLC
800-000-45	Gould & Curry (below 1000')	RR & Gold	Patent	25.3	Storey	1%	Railroad and Gold LLC
800-000-46	Chollar Potosi (below 1000')	RR & Gold	Patent	35.2	Storey	1%	Railroad and Gold LLC
800-000-47	Savage (below 1000')	RR & Gold	Patent	19.3	Storey	1%	Railroad and Gold LLC
800-001-00	Culver	RR & Gold	Patent	13.8	Storey	1%	Railroad and Gold LLC
800-001-01	Culver Addition (S)	RR & Gold	Patent	4.3	Storey	1%	Railroad and Gold LLC
800-001-02	Culver Addition (N)	RR & Gold	Patent	6.4	Storey	1%	Railroad and Gold LLC
800-001-03	Gibbs (1/2 interest)	RR & Gold	Patent	3.1	Storey	1%	Railroad and Gold LLC
800-001-04	Gibbs (1/2 interest)	RR & Gold	Patent	7.3	Storey	1%	Railroad and Gold LLC
800-002-04	Knickerbocker (N half)	RR & Gold	Patent	5.5	Storey	1%	Railroad and Gold LLC

E1.5: Railroad and Gold Leased Unpatented Claims Included in Mineral Lease

BLM No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
NMC705388	Latigo	RR & Gold	Lode	18.73	Storey	1%	Railroad and Gold LLC
NMC705389	Latigo 2	RR & Gold	Lode	22.41	Storey	1%	Railroad and Gold LLC

NMC705390	Angels No. 1	RR & Gold	Lode	14.65	Storey	1%	Railroad and Gold LLC
NMC705391	Angels No. 2	RR & Gold	Lode	20.68	Storey	1%	Railroad and Gold LLC
NMC705392	Angels East Annex	RR & Gold	Lode	7.45	Storey	1%	Railroad and Gold LLC
NMC705393	Merrilite	RR & Gold	Lode	15.61	Storey	1%	Railroad and Gold LLC
NMC705394	Merrilite North Annex	RR & Gold	Lode	15.71	Storey	1%	Railroad and Gold LLC
NMC705395	Hawk	RR & Gold	Lode	13.38	Storey	1%	Railroad and Gold LLC
NMC705396	Hawk Fraction	RR & Gold	Lode	18.3	Storey	1%	Railroad and Gold LLC
NMC705397	Alto no. 9	RR & Gold	Lode	10.71	Storey	1%	Railroad and Gold LLC
NMC705398	West Nick	RR & Gold	Lode	20.55	Storey	1%	Railroad and Gold LLC
NMC705399	West Nick No. 1	RR & Gold	Lode	20.67	Storey	1%	Railroad and Gold LLC
NMC705400	Iona	RR & Gold	Lode	9.39	Storey	1%	Railroad and Gold LLC
NMC705401	Oro Plato	RR & Gold	Lode	11.08	Storey	1%	Railroad and Gold LLC
NMC705402	Owl	RR & Gold	Lode	7.69	Storey	1%	Railroad and Gold LLC
NMC705403	Maryland Fraction	RR & Gold	Lode	20.69	Storey	1%	Railroad and Gold LLC

E1.6: James Obester Leased Unpatented Claims Included in Mineral Lease

BLM No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
NMC275502	Alta #5	James Obester	Lode	20.67	Storey	3%	James Obester
NMC275503	Alta #6	James Obester	Lode	20.67	Storey	3%	James Obester
NMC275504	Alta #7	James Obester	Lode	20.67	Storey	3%	James Obester
NMC275505	Alta #8	James Obester	Lode	12.64	Storey	3%	James Obester
NMC275506	Alta #9	James Obester	Lode	20.67	Storey	3%	James Obester
NMC275507	Alta #10	James Obester	Lode	20.67	Storey	3%	James Obester
NMC275509	Alta #12	James Obester	Lode	12.06	Storey	3%	James Obester
NMC300858	Brunswick #1	James Obester	Lode	20.67	Storey	3%	James Obester
NMC300859	Brunswick #2	James Obester	Lode	20.67	Storey	3%	James Obester
NMC300860	Brunswick #4	James Obester	Lode	20.67	Storey	3%	James Obester

E1.7: Renegade Leased Unpatented Claims Included in Mineral Lease

BLM No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
NMC890651	NBO 1	Renegade	Lode	19.21	Storey	3%	Renegade Mineral
NMC890652	NBO 2	Renegade	Lode	1.35	Storey	3%	Renegade Mineral
NMC890653	NBO 3	Renegade	Lode	20.67	Storey	3%	Renegade Mineral
NMC890654	NBO 4	Renegade	Lode	20.29	Storey	3%	Renegade Mineral
NMC890655	NBO 5	Renegade	Lode	20.51	Storey	3%	Renegade Mineral
NMC890656	NBO 6	Renegade	Lode	15.93	Storey	3%	Renegade Mineral
NMC890657	NBO 7	Renegade	Lode	13.74	Storey	3%	Renegade Mineral
NMC890658	NBO 8	Renegade	Lode	20.67	Storey	3%	Renegade Mineral
NMC890659	NBO 9	Renegade	Lode	20.67	Storey	3%	Renegade Mineral
NMC890660	NBO 10	Renegade	Lode	16.72	Storey	3%	Renegade Mineral
NMC890661	NBO 11	Renegade	Lode	9.9	Storey	3%	Renegade Mineral
NMC890662	NBO 12	Renegade	Lode	18.07	Storey	3%	Renegade Mineral
NMC890663	NBO 13	Renegade	Lode	12.83	Storey	3%	Renegade Mineral
NMC890664	NBO 14	Renegade	Lode	3.37	Storey	3%	Renegade Mineral
NMC890665	NBO 15	Renegade	Lode	6.05	Storey	3%	Renegade Mineral
NMC890667	NBO 17	Renegade	Lode	13.45	Storey	3%	Renegade Mineral
NMC890668	NBO 18	Renegade	Lode	18.5	Storey	3%	Renegade Mineral
NMC890669	NBO 19	Renegade	Lode	16.18	Storey	3%	Renegade Mineral
NMC890670	NBO 20	Renegade	Lode	16.51	Storey	3%	Renegade Mineral

NMC890671	NBO 21	Renegade	Lode	10.69	Storey	3%	Renegade Mineral
NMC890672	NBO 22	Renegade	Lode	6.64	Storey	3%	Renegade Mineral
NMC890673	NBO 23	Renegade	Lode	11.84	Storey	3%	Renegade Mineral
NMC890674	NBO 24	Renegade	Lode	9.53	Storey	3%	Renegade Mineral
NMC890675	NBO 25	Renegade	Lode	7.6	Storey	3%	Renegade Mineral
NMC997060	NBO 26 (invalid?)	Renegade	Lode	7.6	Storey	3%	Renegade Mineral
NMC997061	NBO 27	Renegade	Lode	19.69	Storey	3%	Renegade Mineral

E1.8: Sutro Leased Properties1 Included in Mineral Lease

Parcel No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
001-044-06	Rng E Lot 8	Sutro	Fee	0.1	Storey	5%	Sutro
001-056-02	Rng E Lot 1-14	Sutro	Fee	0.3	Storey	5%	Sutro
001-071-01	Rng A S Pt Lot 143	Sutro	Fee	2.3	Storey	5%	Sutro
001-113-02	Rng H Lot 5-6	Sutro	Fee	0.2	Storey	5%	Sutro
001-113-04	Block 250 Lot 7	Sutro	Fee	0.3	Storey	5%	Sutro
002-011-09	Rng O-1 Pt Lot 40	Sutro	Fee	1.5	Storey	5%	Sutro
002-021-01	Rng O-1 Pt Lot 43	Sutro	Fee	2.5	Storey	5%	Sutro
002-022-01	Rng O-1 Lot 42	Sutro	Fee	1.0	Storey	5%	Sutro
002-031-27	Rng O-1 Pt Lot 34	Sutro	Fee	1.1	Storey	5%	Sutro
002-041-17	Rng O-1 Lot 8E,Pt 27	Sutro	Fee	0.4	Storey	5%	Sutro
002-041-18	Rng O-1 Lot 25-26,Pt 27	Sutro	Fee	0.5	Storey	5%	Sutro
002-041-20	Rng O-1 Pt Lot 8	Sutro	Fee	0.2	Storey	5%	Sutro
002-052-24	Rng P-2 Pt Lot 1	Sutro	Fee	1.5	Storey	5%	Sutro
002-052-25	Rng P-2 Lot 11-12	Sutro	Fee	0.1	Storey	5%	Sutro
002-061-01	Rng O-1 Lot 10-11	Sutro	Fee	0.4	Storey	5%	Sutro
002-061-05	Rng O-1 Lot 21	Sutro	Fee	0.1	Storey	5%	Sutro
002-061-11	Rng O-1 Lot 12	Sutro	Fee	0.2	Storey	5%	Sutro
002-061-12	Rng O-1 Lot 13-14	Sutro	Fee	0.2	Storey	5%	Sutro

______________________

1 The Sutro Tunnel Company Lease expired 12/31/2017, and is being extended month-to-month while renewal is negotiated. Certain of the Sutro fee parcels are for surface access only, as described in the lease agreement.

002-062-02	Rng C-4 Lot 3-4	Sutro	Fee	0.3	Storey	5%	Sutro
002-062-03	Rng B-1 Lot 1-7	Sutro	Fee	0.3	Storey	5%	Sutro
002-062-06	Rng B-1 Lot 12, Pt 13	Sutro	Fee	0.1	Storey	5%	Sutro
002-062-15	Rng C-5 Lot 36-37	Sutro	Fee	0.1	Storey	5%	Sutro
002-062-21	Rng C-5 Lot 1-2,34-35	Sutro	Fee	0.3	Storey	5%	Sutro
002-062-22	Rng C-5 Lot 33	Sutro	Fee	0.1	Storey	5%	Sutro
002-062-40	Rng C-4 Lot 12,19	Sutro	Fee	0.1	Storey	5%	Sutro
002-062-42	Rng A-1 Lot 1-5,7-8,15-16	Sutro	Fee	0.5	Storey	5%	Sutro
002-062-44	Rng B-2 Lot 6-9	Sutro	Fee	0.1	Storey	5%	Sutro
002-062-59	Rng C-5 Pt Lot 14,15	Sutro	Fee	0.2	Storey	5%	Sutro
002-063-10	Rng D-2 Pt Lot 15	Sutro	Fee	0.1	Storey	5%	Sutro
002-063-13	Rng D-1 Lot 28	Sutro	Fee	0.1	Storey	5%	Sutro
002-063-16	Rng D-1 Lot 11,23-27	Sutro	Fee	0.4	Storey	5%	Sutro
002-063-17	Rng D-1 Lot 15,19-22,29	Sutro	Fee	0.3	Storey	5%	Sutro
002-063-18	Rng D-1 Lot 14	Sutro	Fee	0.0	Storey	5%	Sutro
002-063-19	Rng D-1 Lot 16-18	Sutro	Fee	0.2	Storey	5%	Sutro
002-063-21	Rng D-1 Lot 1-2	Sutro	Fee	0.6	Storey	5%	Sutro
002-071-01	Rng A-1 Lot 33-35	Sutro	Fee	1.3	Storey	5%	Sutro
002-071-05	Rng A-1 Lot 37,37.5	Sutro	Fee	0.7	Storey	5%	Sutro
002-071-06	Rng B-2 Lot 36,36.5	Sutro	Fee	1.0	Storey	5%	Sutro
002-071-22	Rng A-1 Lot 35.5,36	Sutro	Fee	0.4	Storey	5%	Sutro
002-071-36	Rng B-2 Lot 27-29,37; C-5 Lot 25-27	Sutro	Fee	1.8	Storey	5%	Sutro
002-071-38	Rng B-2 Lot 38	Sutro	Fee	0.4	Storey	5%	Sutro
002-071-39	Rng B-2 Lot 39	Sutro	Fee	0.4	Storey	5%	Sutro
002-075-01	Rng E-3 Lot 10-14	Sutro	Fee	0.5	Storey	5%	Sutro
002-082-01	Rng D-7 Lot 1,2,19	Sutro	Fee	0.1	Storey	5%	Sutro
002-082-06	Rng D-7 Lot 14	Sutro	Fee	0.1	Storey	5%	Sutro
002-082-07	Rng D-7 Lot 15-16	Sutro	Fee	0.1	Storey	5%	Sutro
002-082-08	Rng D-7 Lot 17-18	Sutro	Fee	0.2	Storey	5%	Sutro
002-083-03	Rng E-4 Lot 19-21	Sutro	Fee	0.4	Storey	5%	Sutro

002-083-04	Rng E-4 Lot 23-28	Sutro	Fee	0.8	Storey	5%	Sutro
002-083-05	Rng E-4 Lot 29-30,35	Sutro	Fee	0.8	Storey	5%	Sutro
002-083-08	Rng E-4 Lot 9-18,22,31-34,36-37	Sutro	Fee	2.4	Storey	5%	Sutro
002-121-02	Rng C-6 Lot 24	Sutro	Fee	0.4	Storey	5%	Sutro
002-121-02	Rng C-6 Lot 23	Sutro	Fee	0.2	Storey	5%	Sutro
002-141-05	K-E Lot 1	Sutro	Fee	1.1	Storey	5%	Sutro
002-141-08	K-E Lot 5	Sutro	Fee	1.0	Storey	5%	Sutro
002-141-09	K-E Lot 4	Sutro	Fee	1.1	Storey	5%	Sutro
002-141-10	K-E Lot 3	Sutro	Fee	1.1	Storey	5%	Sutro
002-141-11	Rng C-6 Pt Lot 26	Sutro	Fee	11.5	Storey	5%	Sutro
002-141-11	Rng C-6 Lot 28	Sutro	Fee	1.5	Storey	5%	Sutro
002-141-11	Rng C-6 Lot 29	Sutro	Fee	5.8	Storey	5%	Sutro
002-181-06	Rng F-1 Lot 40	Sutro	Fee	1.4	Storey	5%	Sutro
002-181-08	Rng F-1 Lot 18-20	Sutro	Fee	0.2	Storey	5%	Sutro
002-181-10	Rng F-1 Lot 11	Sutro	Fee	0.8	Storey	5%	Sutro
002-191-01	Rng H-1 Lot 1-41	Sutro	Fee	10.2	Storey	5%	Sutro
002-201-04	Rng G-1 Lot 34-35	Sutro	Fee	1.0	Storey	5%	Sutro
002-201-05	Rng G-1 Lot 37-38	Sutro	Fee	0.3	Storey	5%	Sutro
002-201-08	Rng G-1 Lot 46	Sutro	Fee	0.1	Storey	5%	Sutro
002-201-14	Rng G-1 Pt Lot 6	Sutro	Fee	0.0	Storey	5%	Sutro
002-201-15	Rng G-1 Lot 48	Sutro	Fee	0.0	Storey	5%	Sutro
002-201-16	Rng G-1 Lot 1-2	Sutro	Fee	0.4	Storey	5%	Sutro
002-201-20	Rng G-1 Lot 9	Sutro	Fee	0.0	Storey	5%	Sutro
002-201-22	Rng G-1 Lot 15	Sutro	Fee	0.0	Storey	5%	Sutro
002-201-26	Rng G-1 Lot 26-29,42-43	Sutro	Fee	0.7	Storey	5%	Sutro
002-201-30	Rng G-1 Lot 30-31	Sutro	Fee	0.2	Storey	5%	Sutro
002-201-31	Rng G-1 Lot 14	Sutro	Fee	0.1	Storey	5%	Sutro
002-201-32	Rng G-1 Lot 16-21,25,40-41,44	Sutro	Fee	1.5	Storey	5%	Sutro
002-202-01	Rng E-2,E-3 Lot 1-11,16	Sutro	Fee	1.3	Storey	5%	Sutro

002-202-05	Rng E-2 Lot 1,2,4	Sutro	Fee	0.5	Storey	5%	Sutro
002-211-02	Rng I-1 Lot 5-12	Sutro	Fee	1.0	Storey	5%	Sutro
002-211-03	Rng I-1 Lot 13-14	Sutro	Fee	0.1	Storey	5%	Sutro
002-211-04	Rng I-1 Lot 15-25	Sutro	Fee	1.1	Storey	5%	Sutro
002-211-05	Rng I-1 Lot 25	Sutro	Fee	0.1	Storey	5%	Sutro
002-211-06	Rng I-1 Lot 3-4	Sutro	Fee	2.3	Storey	5%	Sutro
002-211-07	Rng I-1 Lot 13-14	Sutro	Fee	0.1	Storey	5%	Sutro
002-221-02	Rng I-1 1/2 Lot 30	Sutro	Fee	8.3	Storey	5%	Sutro
002-231-01	N Ptn Block L-1	Sutro	Fee	10.4	Storey	5%	Sutro
002-241-01	Rng I-1 Lot 40-41	Sutro	Fee	2.2	Storey	5%	Sutro
002-242-01	Rng J-2 Lot 17-19	Sutro	Fee	0.6	Storey	5%	Sutro
002-243-01	Rng J-1 Lot 20	Sutro	Fee	3.0	Storey	5%	Sutro
002-252-01	Rng D-8 Lot 38	Sutro	Fee	1.1	Storey	5%	Sutro
002-254-01	Rng J-1 Lot 21	Sutro	Fee	0.8	Storey	5%	Sutro
800-000-66	Gould & Curry (above 1000')	Sutro	Patent	25.3	Storey	5%	Sutro
800-000-63	Julia	Sutro	Patent	9.2	Storey	5%	Sutro
800-000-64	La Cata	Sutro	Patent	13.8	Storey	5%	Sutro
800-000-65	Sara Ann	Sutro	Patent	13.8	Storey	5%	Sutro
800-001-40	Lady Washington	Sutro	Patent	5.7	Storey	5%	Sutro
800-001-41	Joesph Trench	Sutro	Patent	0.7	Storey	5%	Sutro
800-001-42	Burke & Hamilton	Sutro	Patent	1.3	Storey	5%	Sutro
800-001-43	Challenge	Sutro	Patent	1.5	Storey	5%	Sutro
800-001-44	Empire North	Sutro	Patent	1.8	Storey	5%	Sutro
800-001-45	Bacon (MS 58)	Sutro	Patent	1.5	Storey	5%	Sutro
800-001-46	Confidence	Sutro	Patent	4.0	Storey	5%	Sutro
800-001-47	Alpha	Sutro	Patent	8.6	Storey	5%	Sutro
800-001-48	Wm Sharon	Sutro	Patent	0.9	Storey	5%	Sutro
800-001-50	Kentuck MG.	Sutro	Patent	2.7	Storey	5%	Sutro
800-001-52	Ward	Sutro	Patent	7.1	Storey	5%	Sutro

800-001-53	Grosh	Sutro	Patent	15.5	Storey	5%	Sutro
800-001-54	Empire South	Sutro	Patent	0.7	Storey	5%	Sutro
800-001-55	Bacon (MS 59)	Sutro	Patent	0.6	Storey	5%	Sutro
800-001-56	Grosh	Sutro	Patent	5.3	Storey	5%	Sutro
800-001-57	Grosh	Sutro	Patent	7.4	Storey	5%	Sutro
800-001-58	Yellow Jacket	Sutro	Patent	6.0	Storey	5%	Sutro
800-001-59	Imperial	Sutro	Patent	2.6	Storey	5%	Sutro
800-001-60	Crown Point	Sutro	Patent	3.3	Storey	5%	Sutro
800-001-61	Kentuck	Sutro	Patent	0.9	Storey	5%	Sutro
800-001-62	Alta (Woodville)	Sutro	Patent	23.7	Storey	5%	Sutro
800-001-63	Exchequer	Sutro	Patent	10.0	Storey	5%	Sutro
800-001-64	Bullion (Comstock Lode)	Sutro	Patent	27.3	Storey	5%	Sutro
800-001-65	Capital	Sutro	Patent	9.2	Storey	5%	Sutro

Exhibit E, Figure 1
Mineral Lease Properties
SR 341 & 342
V&T Railroad
SUP
Counties
Expanded Royalty Area
Properties
CMI, Patent
CMI, Unpatent
Fred Garrett, Patent
James Obester, Unpatent
RR & Gold, Fee
RR & Gold, Patent
RR & Gold, Unpatent
Renegade, Unpatent
Sutro, Fee
Sutro, Patent
1 inch = 1,896 feet
Feet
0
1,900
3,800
N

Figure E1 "Mineral Lease Properties"

Exhibit E2 – “Leases”

(Mineral Exploration and Mining Lease Agreement)

The following lease agreements are included in the Mineral Exploration and Mining Lease Agreement. This summary is an overview only. Please refer to the individual lease agreements for details.

Lease	Date	Term	End	Property	Underlying NSR	Work Commitment

Fred Garrett	04/01/2008	5 yr "Exploration"; 15 yr "Development"	03/31/2028	1 patented claim "Pride of Washoe"	3.0%	None

James Obester	08/20/2008	5 yr "Exploration"; 15 yr "Development"; "Extended" if production	08/19/2028	10 unpatented claims "Alta", "Brunswick"	3.0%	None

Railroad & Gold	10/01/2009	15 years	09/30/2024	9 patents, 9 town lots, 1 rural parcel, 16 unpatented claims "Overman"	4.0%	$50k/yr
	01/01/2015	Amendment	09/30/2024		1.0%	NSR reduced to 1%; royalty buyout for $1M; work reset to $10k/yr starting 2017. No work completed to date.

Renegade	10/01/2010	3 yr "Exploration"; 6 yr "Primary"; 6 yr "Additional"	09/30/2025	26 unpatented claims "NBO"	3.0%	1000' 1st 36 mo; $20k cumulative. NSR 3% cap at $2000 gold
	10/01/2013	Amendment; extends to "Additional" term	09/30/2025			reset commitment 7000' drilling during 1st 9 years (by 9/30/2019); $200k cumulative. No work completed to date.

Sutro	01/01/2008	5 yr “Initial”; 5 yr “Primary”	12/31/2017	28 patents, 91 town lots (some surface access only)	5.0%	Lease is currently month-to-month while new terms are being negotiated.

Exhibit E3 – “Estimated Costs”

(Mineral Exploration and Mining Lease Agreement)

The following estimated costs will be the responsibility of Lessee from the Effective Date of the Mineral Exploration and Mining Lease Agreement. The costs will be paid by Lessor, and will be invoiced to Lessee monthly. Some of the third-party leases require annual or cumulative exploration expenditures, as detailed in E3.2, below. The estimate of annual costs and work commitments is included here as a courtesy. The actual costs paid by Lessor will be invoiced to Lessee for reimbursement. Refer to the third party lease documents for details.

E3.1: Estimated Annual Costs

		Annual $	Notes
Property Tax
Storey County	$121
Lyon County	$0
Total Property tax:		$121

Claim Fees
BLM	$26,815
Storey County	$2,116
Lyon County	$0
Total Claim Fees:		$28,931

Lease Payments
Fred Garrett	$12,000		Advance Royalty
James Obester	$12,000		Advance Royalty
Railroad & Gold	$22,800		Advance Royalty. $1700/mo 2019-20
Renegade	$6,000
Sutro	$12,000
Total Lease Payments		$64,800

Insurance		$9,669	LP Insurance, estimate at 5% of total annual costs

Total Estimated Costs		$103,521

E3.2: Work Commitments

Lease	Commitment	Notes
Fred Garrett	none
James Obester	none
Railroad & Gold	$10,000 / yr	Starting 2017. No work completed to date. Requires annual accounting.
Renegade	7000' of drilling; $200,000	Cumulative commitment by 9/30/2019. No work completed to date. Requires accounting.
Sutro	none	No work commitment during current, month-to-month lease. Negotiations not complete on lease renewal.

Exhibit H – "Termination Agreement"

(Membership Interest Purchase Agreement)

August 15, 2019

Re: Termination of Option Agreement

Ladies and Gentlemen,

1.       Reference is made to the Lucerne-Comstock Mine Project Option Agreement (the “Option Agreement”), dated as of October 3, 2017, by and among Comstock Mining Inc. (“Comstock”), Comstock Mining LLC (“CML”) and Tonogold Resources, Inc. ("Tonogold"), a copy of which is attached to this letter agreement as Exhibit A. Comstock, CML and Tonogold are hereinafter collectively referred to as the “Parties.” Capitalized terms used in this letter but not otherwise defined herein have the meanings given to them in the Option Agreement.

2.       The Parties desire to terminate all of their respective obligations under the Option Agreement, effective as of the date first above written.

3.        Each of the Parties hereby agrees to terminate all of both of the Parties’ obligations under the Option Agreement, effective as of the date first above written. Each of the Parties further covenants and agrees that the Parties shall forever be prohibited for seeking to assert any claims against each other related to or arising from the Option Agreement pre-existing the date of this letter agreement.

4.       Each of the Parties represents and warrants to the other party that: (i) such party has taken all necessary corporate action on its part to authorize the execution and delivery of this letter agreement and the performance of its obligations under this letter agreement; (ii) this letter agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance of this letter agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which such party is a party or by which it is bound.

5.       In consideration of the mutual promises, representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Parties hereby agrees as that all provisions of the Option Agreement, all obligations of the Parties under the Option Agreement and all covenants made by the Parties in the Option Agreement, are hereby terminated and shall be of no further force and effect.

6.       This letter agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

IN WITNESS WHEREOF, Comstock and Tonogold have caused this letter agreement to be duly executed as of the date first written above.

COMSTOCK MINING INC.

By:
Name: Corrado DeGasperis
Title: Executive Chairman and CEO

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:
Name: Corrado DeGasperis
Title: Executive Chairman and CEO

TONOGOLD RESOURCES, INC.

By:
Name: Mark Ashley
Title: Chief Executive Officer